Mike
----

Thank you, _______________. I would like to welcome all of you to National Research Corporation's second quarter conference call. My name is Mike Hays, CEO of National Research. Joining me on the call today is our CFO, Pat Beans.

Before we commence the call, I would ask Pat to review with us conditions that relate to forward looking statements we may make during today's call. Pat.

Pat
---

Thank you, Mike. This conference call includes "forward-looking" statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company's future results, please see the company's filings with the Securities and Exchange Commission. With that, I'll turn it back to you Mike.

Mike
----

Thank you, Pat.

Our second quarter financial performance resulted in top line growth of 28% over the second quarter 2002, driving fully diluted earnings per share of $0.12 in line with previous guidance.

Looking back over the last four quarters, we have achieved revenue growth in our core business of 35%--well ahead of our 25% targeted growth rate. Our core business continues to show robust growth, and our earnings continue to expand, as a percentage, ahead of this top line growth rate.

At this time, I'd like to turn the call back over to Pat so he may provide us additional details regarding our second quarter results. Pat.

Pat
---

Thank you Mike.

During the 2nd quarter of 2003, NRC produced a very solid revenue and EPS, even with the affects of HEALTHSOUTH. During the 2nd quarter of 2003, the revenue increased 28% over the 2nd quarter of 2002, with revenues growing from $4.8 million last year to $6.1 million this year. This revenue growth is the outcome of an increase in demand for our core products which resulted in the addition of new clients, each of which will help our recurring revenue during the balance of 2003 and into 2004.

For the first six months of 2003, NRC's revenue increased 38% compared to the first six months of 2002. The company's revenue reached $12.2 million in 2003 compared to $8.8 million during the same period in 2002. This exceeds our long-term growth benchmark of 25%.

In June we reported that we had reached agreement with HEALTHSOUTH on some modifications to their contract. To update you, we have eliminated our payment risk by only doing work once we have collected payment. HEALTHSOUTH is current and we are providing services on the reduced contract.

The EPS for the 2nd quarter of 2003 was a solid $0.12 cents per share fully diluted and $0.13 cents per share basic. The net income for the 2nd quarter was $908,000 compared to $895,000 during the same period in 2002. During the 2nd quarter of 2003, the net income moved closer to our long term model. Last year we were outside our model showing the 19% margin for net income. Without the events of HEALTHSOUTH, our margin for net income would have been closer to 16.5%, instead of 14.8%.

The EPS for the first six months of 2003 was $0.25 cents per share, a 47% increase over the $0.17 cents per share in 2002. Our net income for the first six months of 2003 was $1.8 million compared to $1.2 million in 2002. As a percentage of revenue, our net income increased to 15%, up from 13%.The 2003 margin percentage is more in line with our goals.

Our direct expenses as a percentage of revenue were 44% for the quarter. This is in line with our goals. We expect direct expenses will increase a point or two during the 3rd quarter due to the Healthcare Market Guide, but will reduce a couple of points during the 4th quarter and be in line with the expected annual margin.

The Selling, General and Administrative expenses, were higher during the quarter partially due to the $100,000 bad debt recorded during the quarter relating to HEALTHSOUTH. The S,G and A will be lower as a percent of revenue during the 3rd quarter and back in line during the 4th quarter to end the year around 22 to 23% of revenue.

Higher revenue will result in growth of net earnings for the next two quarters. The 2003 edition of the HealthCare Market Guide will be release during the 3rd quarter. We reaffirm our goal of earnings per share for 3rd quarter 2003 of $0.18, and our annual EPS for the year 2003 to $0.62 cents per share.

The company continues to improve its strong financial position. The balance sheet is in excellent shape and should improve even more during this quarter. Cash flow from operations for the first six months of 2003 was $4.7 million. Cash and short-term investments as of June 30, 2003, was approximately $14 million or $1.90 per share. The net cash and short-term investments improved by $2.8 million during the first six months of 2003. The strong revenue and earnings growth has the momentum to continue improving our strong financial position.

I will now turn it back over to Mike for additional discussions.

Mike
----

Thank You Pat

Before I open the call for Questions and Answers, let me provide you an update on various topics and make a few important announcements

First, regarding Canada. Our Canadian expansion is on track with the integration of Smaller World Communications, which we acquired in March of this year, being essentially completed and without surprises.

I am also happy to announce we have a verbal agreement to add 100 hospitals across the province of British Columbia to our client base. These BC hospitals join 140 hospitals across Ontario in a program that standardizes measurement of the patient experience using our Picker family of surveys.

Healthcare Market Guide, our syndicated product, will be delivered in third quarter as planned. We anticipate showing an increase in revenue from HCMG when we report third quarter performance. While HCMG represents approximately 10% of revenue, the product's contribution to net profit is well ahead of its top line contribution. We have created a sales group of five new associates to focus exclusively on HCMG sales. As a direct result, we expect to maintain Healthcare Market Guide as an important percentage of revenue, even given the growth we are recording in our core business.

The 2003 Picker Institute International Symposium held in Boston, July 16 through 18, showed a 46% increase in attendance. This year's annual event attracted clients and prospects from the U.S. and nine other countries.

During the Picker Symposium, we rolled out a new branding strategy to capitalize on the strengths of National Research Corporation and the Picker Institute. The NRC+Picker Group going forward, will be the brand that provides our company's core measurement and improvement products and services.

We also announced at the 2003 Symposium the re-establishment of the not for profit Picker Institute, dedicated to educational activities which advance patient-centered care as the fundamental foundation to healthcare delivery. With the Picker Institute revitalized, we will also benefit from much expanded R&D activities, as well as access to grants to offset Symposium expenses which NRC currently underwrites.

Regarding the National Standard, momentum supporting the launch of Hospital-CAHPS, the standardized measurement and public reporting of patient experience, accelerated recently. Three of the largest trade associations including The American Hospital Association, The Association of American Medical Colleges and the Federation of American Hospitals called for hospitals across the country to voluntarily sign up for public reporting of the results from the standardized patient experience survey. In the first 60 days, the AHA has received signed letters from 1,350 hospitals committing to participate in the standard survey and public release of the results for consumer use. Whether or not this recruiting effort eliminates a need for mandating participation is unknown. This recruiting effort will, however, keep on track, if not accelerate, the rollout which may have been delayed if pushed back to a federal mandate. Were it to exist, the timeline from industry experts is that in the spring of 2004, hospital performance based upon results of the national surveys will be publicly reported. The final survey and rollout timetable is expected to be released in September or shortly thereafter.

On the new product front, we announced in a previous call our planned efforts to roll out several new products, each having a clear recurring revenue stream. I am happy to report those new offerings are now part of The NRC+Picker Group's robust portfolio of products. Each of our new product offerings is being sold to current clients with the intent of helping clients drive improvement. We believe the improvement of one's patient experience ratings will become the key focus, given the spotlight that is now on public reporting. The new products have already been met with client acceptance and have proven to be an effective point of difference at point of sale for prospects. We anticipate adding to our average client contract value, while establishing even greater switching costs, thus protecting our base recurring revenues.

In closing I would like to announce we will be implementing a stock buyback program of up to 500,000 shares to cover options and or restrictive stock that we issued or may issue in future years. The sole intent of this program is to minimize any possible dilution.

I would like now to open the call for Q&A.